Exhibit 99.1

CONNETICS SIGNS EXCLUSIVE EUROPEAN LICENSE AGREEMENT FOR OLUX

Connetics to Receive License Payments and Royalties on Product Sales

PALO ALTO, Calif. (September 30, 2004) — Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced that it has signed a license agreement granting Pierre Fabre Dermatologie exclusive commercial rights to OLUX® (clobetasol propionate) Foam, 0.05% for Europe, excluding Italy where the product is licensed to Mipharm S.p.A. The license agreement with Pierre Fabre also grants marketing rights for certain countries in South America and Africa. The product will be marketed by Pierre Fabre under different trade names.

The first European approval for OLUX was in the United Kingdom in June 2003, and subsequent marketing approvals were issued in 2004 by the European Concerned Member States via the mutual recognition process. Currently, the product is approved in more than 15 European countries. The European super-high-potency steroid market is currently estimated at approximately $50 million dollars.

Under the terms of the license, Connetics will receive an upfront license payment, milestone payments and royalties on product sales. Pierre Fabre will be responsible for costs associated with product manufacturing, sales, marketing and distribution in its licensed territories. As part of the agreement, Connetics has also negotiated a right-of-first-refusal in the U.S. to an early-stage, innovative dermatology product currently under development by Pierre Fabre. Pierre Fabre anticipates an initial launch of OLUX in select European countries in mid-2005.

“This licensing agreement expands the reach of Connetics’ flagship product into major markets in Europe and South America,” said Ross Macdonald, Vice President Business Development of Connetics. “Pierre Fabre is one of the leading dermatology companies in Europe with proven product development expertise and commercial marketing success offering leading dermatological products in Europe. In addition to leveraging the commercial opportunity for OLUX in foreign markets, by entering into this agreement we have gained a valuable right-of-first-refusal to a promising pipeline product. Connetics continues to benefit both from the strong market appeal for its delivery technologies through U.S. prescription growth as well as from out-licensing partnerships.”

About OLUX

OLUX is clobetasol propionate, 0.05%, a super-high-potency corticosteroid, delivered in VersaFoam®, and is indicated in Europe for short-course treatment of steroid responsive dermatoses of the scalp and in the U.S. for the short-term topical treatment of mild to moderate plaque-type psoriasis of scalp and non-scalp regions. OLUX absorbs quickly after it is applied to the skin, and has been proven to deliver rapid and effective results.

About Connetics

Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its innovative foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxíq® (betamethasone valerate) Foam, 0.12%, and Soriatane® (acitretin) capsules, 10 mg and 25 mg. Connetics is developing Extina®, a foam formulation of the antifungal drug ketoconazole, Actiza™, a foam formulation of clindamycin for treating acne, and

Velac®, a combination of clindamycin and tretinoin for treating acne. These formulations aim to improve the management of dermatological diseases and provide significant product differentiation, and have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

About Pierre Fabre Dermatologie

Headquartered in France, Pierre Fabre Dermatologie is the ethical dermatological division of Pierre Fabre Dermo-cosmetic, which develops and markets on a worldwide basis a range of prescription and OTC products for treating dermatological conditions. The company’s products are used to treat acne, mycoses, herpes, eczema, psoriasis and alopecia. Having established one of the first pharmaceutical laboratories in France focused on dermatology, the company now has a presence in Europe, South America, South-East Asia and Middle East countries and is one of the largest dermatology companies in Europe.

About Pierre Fabre Group

Pierre Fabre Dermatologie is an affiliate of the Pierre Fabre Group, the second largest independent laboratory in France, employs some 9,000 people and achieved 1.43 billion euros in sales in 2003. Operating in the area of ethical medicine, health products and dermo-cosmetic with the brands Avène, Ducray, A-Derma, Galénic, Klorane and René Furterer, it achieves 44 % of its business abroad. Pierre Fabre Médicament, the pharmaceutical branch of the Pierre Fabre Group, made Research and Development its core business and the key to its future. With over 1,000 researchers, Pierre Fabre Médicament dedicates 23 % of its annual sales to R&D, in five major therapeutic areas in terms of public health : oncology (the priority R&D area of Pierre Fabre Médicament, with 50 % of all R&D expenses), central nervous system, cardiology, internal medicine/urology, dermatology.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act. Statements about the commercial planning activities for OLUX and activities to be conducted under the licensing agreement, as well as comments about prescription growth are forward-looking statements. These statements are based on certain assumptions made by Connetics’ management based on experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on form 10-K filed for the year ending December 31, 2003 and form 10-Q for the quarter ended June 30, 2004. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.

Connetics Contact:	Connetics Investor Relations:
Patrick O’Brien Director, Investor Relations (650) 739-2950 pobrien@connetics.com	Ina McGuinness or Bruce Voss Lippert/Heilshorn & Associates (310) 691-7100 imcguinness@lhai.com

Contact for Pierre Fabre Dermatologie:
Alexandrine Urbain
Pierre Fabre SA
Medical & scientific communication dept
33 1 49 10 80 00

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